                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               U.S. INTEC, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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Notes:

                                U.S. INTEC, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 19, 1995



To the Shareholders:

          The Annual Meeting of Shareholders of U.S. Intec, Inc. will be held at the Coronado Club, 910 Travis Street, Houston, Texas at 11:00 a.m. on Friday, May 19, 1995 for the following purposes:

     1) to elect eight directors to serve for a period of one year and until their successors are elected and have qualified; and

     2) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of Common Stock of record at the close of business on April 4, 1995 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Shareholders are cordially invited to attend the meeting in person. Those who do not plan to attend and who wish to vote their stock are requested to complete, date and sign the enclosed proxy and return it promptly.


                              By order of the Board of Directors,

                              [SIGNATURE OF J. ROANE RUDDY APPEARS HERE]

                              J. Roane Ruddy
                              Corporate Secretary

April 18, 1995

- --------------------------------------------------------------------------------

                                   IMPORTANT

     WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                                U.S. INTEC, INC.

                                1212 BRAI DRIVE
                           PORT ARTHUR, TEXAS  77643
                                 (409) 724-7024
                       ----------------------------------

                                PROXY STATEMENT
                       ----------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 19, 1995


                                  INTRODUCTION

GENERAL

   The enclosed proxy is being solicited by the Board of Directors of U.S. Intec, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held May 19, 1995, and at any adjournment thereof (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to elect eight directors.

   For the proxy solicited hereby to be voted, the enclosed proxy card must be signed, dated and returned to the Company prior to the Annual Meeting. In the absence of contrary directions, shares represented by proxies will be voted FOR the election as directors of all nominees set forth herein (unless authority to do so is specifically withheld on the proxy). Authority to vote for a particular nominee for director may be withheld by writing the name of that nominee in the designated blank space on the proxy.

   The enclosed proxy may be revoked at any time before it is exercised by submitting a written revocation to the Secretary of the Company prior to the Annual Meeting and voting in person. This proxy soliciting material is being mailed to shareholders on or about April 18, 1995.

   The expense of this solicitation, including the reasonable cost incurred by custodians, nominees, fiduciaries and other agents in forwarding the proxy material to their principals, will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc., a firm of professional proxy solicitors, to assist in the solicitation of proxies in connection with the Annual Meeting, and the Company anticipates that the fees it will incur for these services will be approximately $5,000. The Company will also reimburse brokerage firms and other custodians and nominees for their expenses in distributing proxy material to beneficial owners of the Company's Common Stock in accordance with applicable regulatory requirements. In addition to such solicitation and the solicitation made hereby, certain directors, officers and regular employees of the Company may solicit proxies by telephone and personal contact.

RECORD DATE AND VOTE REQUIRED

   The close of business on April 4, 1995 has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on April 4, 1995, the Company had outstanding 3,040,911 shares of Common Stock, of which 3,018,411 shares are entitled to be voted at the Annual Meeting.

   Under the Bylaws of the Company, the holders of a majority of the shares of Common Stock outstanding as of the record date, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. The favorable vote of the holders of a majority of the shares so represented at the Meeting where a quorum is present shall result in the election of each nominee for director. As of the record date, a total of 814,521 shares of the Company's Common Stock (approximately 27.0% of the total shares eligible to vote) were held by Danny J. Adair, President and Chief Executive Officer of the Company, and 512,000 (approximately 17.0% of the total shares eligible to vote) were held by Robert
G. Hoag, a director of the Company. Mr. Adair and Mr. Hoag have indicated their intention to vote their shares in favor of the nominees listed herein. The Company has no information regarding the intentions of any other shareholders with respect to the voting of their shares. See "Security Ownership of Certain Beneficial Owners."

                             ELECTION OF DIRECTORS

   A Board of eight directors is to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their successors are elected and have qualified. It is the intention of the attorneys-in-fact named in the accompanying proxy to vote FOR the election of the nominees named below as directors unless specifically instructed to the contrary. If any nominee becomes unavailable for election to the Board of Directors at the Annual Meeting, the persons appointed as proxies will have discretionary authority in that instance to vote the proxy for such other person, if any, as may be designated a nominee by the Board of Directors. The Board of Directors has no reason to believe, however, that any nominee named herein will be unable to serve if elected. The proxies may not be voted for more than the number of nominees named below.

   Set forth in the table below is certain information with respect to directors and nominees for election as directors at the Annual Meeting. The table also sets forth the percentage of shares of Common Stock owned beneficially by each of the directors, nominees and all of the Company's officers, nominees and directors as a group. All such shares are owned directly or may be acquired by the indicated owner within 60 days by exercise of stock options, and the indicated owner has (or would have upon exercise of stock options) sole voting and investment power with respect to such Common Stock. No family relationships exist among any of the directors, nominees or officers of the Company.
Directors serve for a period of one year and until their respective successors are elected and have qualified.


                                                                                 BENEFICIAL OWNERSHIP
                                                                                         OF
                                                                                     COMMON STOCK
                                                                                   AT APRIL 4, 1995
                                                                                 --------------------
            NAME               AGE              PRINCIPAL OCCUPATION               SHARES    PERCENT
- ----------------------------  -----  ------------------------------------------  ----------  --------
Danny J. Adair..............     50  President and Chief Executive Officer          814,521      26.9
                                      of the Company
Albert E. Brammer...........     59  Retired - Formerly Vice President and            5,000         *
                                      General Manager of Triangle
                                      Engineers and Constructors, Inc.
Austin W. Gonsoulin.........     56  Vice President of Sales for Loral                5,600         *
                                      Construction, Inc.
Robert G. Hoag..............     45  Independent Investor                           512,000      16.9
Ken D. Latiolais............     48  Vice President - Production of the              42,100       1.4
                                      Company
S. Craig Noble..............     49  Vice President - Technical of the               35,800       1.2
                                      Company
Richard Earl Purkey, Sr.....     56  President of Southeast Texas                     6,500         *
                                      Industries, Inc.
J. Roane Ruddy..............     41  Chief Financial Officer of the                  15,000         *
                                      Company
All directors, nominees and executive officers as a group (eight individuals)     1,436,521      47.4


- ----------------------------
*  Indicates less than 1%.

   Mr. Adair has served as President, Chief Executive Officer and a director of the Company since its founding in 1980.

   Mr. Brammer served as Vice President and General Manager of Triangle Engineers and Constructors, Inc. from 1982 until his retirement in 1993. He has served as a director of the Company since May 1993.

   Mr. Gonsoulin serves as Vice President of Sales for Loral Construction, Inc. From 1986 to 1993 he was employed in various sales and marketing capacities by Standard Alloys, Inc. He has served as a director of the Company since 1988.

   Mr. Hoag is an independent investor. From 1986 to October 1994, he served as President and Chief Executive Officer of American Cemwood Corp., a division of Macmillian Bloedel, Ltd. He has served as a director of the Company since July 1994.

   Mr. Latiolais has been with the Company since 1982 and has served as a director since 1985.

   Mr. Noble has been with the Company since 1982 and has served as a director since 1987.

   Mr. Purkey has been President of Southeast Texas Industries, Inc. since 1990. From 1978 to 1990 he was President of Southeast Texas Metal Works, Inc. He has served as a director of the Company since May 1993.

   Mr. Ruddy has been with the Company since 1986, has served as the Company's Chief Financial Officer since November 1992 and has served as a director since May 1993.

COMPENSATION OF DIRECTORS

   During 1994, the Company's non-employee directors each received $500 for each meeting of the Board of Directors actually attended by them.

   At the 1994 Annual Meeting, shareholders approved the adoption of the 1994 Long Term Incentive Plan (the "1994 Plan"). The 1994 Plan provides for the automatic grant of 10,000 shares of restricted stock to each director who does not own or control, directly or indirectly, as many as 100,000 shares of Common Stock of the Company and who is not an employee of the Company (hereinafter referred to as an "Independent Director"). The shares vest 25% for each full year of service as an Independent Director with credit for past service back to May 28, 1993. An Independent Director shall be deemed to have served a full year only after he or she has served twelve consecutive months as a director of the Company during which he or she has attended not less than seventy-five percent (75%) of the meetings of the Board and of each Board committee of which he or she is a member. If at any time prior to completion of four full years of service, a director of the Company shall cease to meet the qualifications of an "Independent Director," the unvested and restricted shares shall immediately be forfeited to the Company.

   Messrs. Brammer, Gonsoulin and Purkey each currently holds 10,000 restricted shares, of which 25% are vested (30,000 shares in the aggregate, of which 7,500 shares are vested).

ORGANIZATION OF THE BOARD OF DIRECTORS

   The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out its duties, the board has delegated certain authority to an Audit Committee and a Compensation Committee. During 1994, the Board of Directors of the Company held five meetings. All of the directors attended at least 75% of the meetings of the Board of Directors.

   During 1994, the Audit Committee consisted of Messrs. Brammer, Gonsoulin, and Purkey. The Audit Committee is responsible for reviewing the Company's financial results, the scope and results of audits, and the evaluation of the system of internal controls. It also recommends the appointment of the Company's outside auditors and reviews their procedures for ensuring compliance with the Company's policies on conflict of interest. The Audit Committee met once during 1994.

   During 1994, the Compensation Committee also consisted of Messrs. Brammer, Gonsoulin and Purkey. Such committee met two times during 1994. The function of the Committee is to review and recommend to the Board of Directors compensation of key employees and to administer the Company's 1994 Long Term Incentive Plan. See "Executive Compensation--Report of the Compensation Committee."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The table below sets forth as of April 4, 1995 certain information regarding each person (including any "group" as that term is used in Section 13(D)(3) of the Securities Exchange Act of 1934) who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by each of them. For purposes of this table, "outstanding" shares include shares covered by employee stock options exercisable within 60 days of the date of this Proxy Statement.


                                                 Amount of
                                           Beneficial Ownership
                                           --------------------
           Name and Address of              Number
             Beneficial Owner              of Shares    Percent
- ---------------------------------------    ---------    -------
     Danny J. Adair....................      814,521      26.9
      1212 Brai Drive
      Port Arthur, Texas  77643
     Robert G. Hoag....................      512,000(1)   16.9
      11304 Seventh Street, Unit KK-2
      Vancouver, Washington  98666
     Ish Capital Inc. (2)..............      398,200      13.2
      2200 Western Canadian Place
      700-9 Avenue SW
      Calgary, Alberta T2P 3V4
      Canada
     First Southwest Company...........      244,790(3)    8.1
      1700 Pacific Avenue, Suite 500
      Dallas, Texas  75201


________________________________

(1) 300,000 of such shares were purchased by Mr. Hoag from a former shareholder of the Company in January 1995 in a private transaction whereunder, upon Mr. Hoag's request, the Company will be obligated to register the shares under the Securities Act of 1933, at its sole expense, to facilitate resales by Mr. Hoag from time to time.

(2) Based on information contained in a statement filed on Schedule 13D dated August 18, 1994, which was jointly filed by Ish Capital Inc., Amesh Holdings Ltd., Mirsal Holdings Inc., Henry Koschitzky and Saul Koschitzky.

(3) Based on information contained in a statement filed on Schedule 13D dated February 28, 1995, which was jointly filed by First Southwest Company ("FSC"), Utley Group II Ltd., Hill A. Feinberg, Debra J. Feinberg, Paul M. Bass, Jr. and Michael J. Marz. FSC has been retained to provide financial advisory services to the Company. All of the shares beneficially owned by FSC were among 398,790 shares originally purchased by FSC from a former shareholder of the Company in January 1995 in a private transaction whereunder the Company registered such shares under the Securities Act of 1933, at its sole expense, to facilitate resales by FSC from time to time.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation for the Company's Chief Executive Officer and the three remaining most highly paid executive officers for services rendered for each of the three years ended December 31, 1994.

                                                                 ANNUAL COMPENSATION
                                                               -----------------------
              NAME AND PRINCIPAL POSITION                YEAR  SALARY (1)     BONUS
- -------------------------------------------------------  ----  ----------  -----------
Danny J. Adair, President and Chief Executive Officer..  1994   $203,740   $ 71,506
                                                         1993    202,215   $135,679(2)
                                                         1992    201,435     86,000
Ken D. Latiolais, Vice President - Production..........  1994    103,863     23,643
                                                         1993    103,267     12,000
                                                         1992    102,646     12,000
J. Roane Ruddy, Chief Financial Officer................  1994     90,725     23,400
                                                         1993     79,759     28,000
                                                         1992     69,916     38,000
S. Craig Noble, Vice President - Technical.............  1994     83,500     21,866
                                                         1993     84,104     12,000
                                                         1992     83,918     12,000

- -----------------------

(1) The amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers. Interest accrued on such deferred compensation at rates which are below applicable market rates. During the fourth quarter of 1994, the Company terminated its deferred compensation plan.

(2) Includes the cash surrender value ($49,679) of a key-man whole life insurance policy on Mr. Adair's life, which was transferred to Mr. Adair following the Company's election during 1993 to convert such coverage to term insurance. Upon transfer, the beneficiary of the policy was changed from the Company to a family member of Mr. Adair.

STOCK OPTIONS

     During 1994, no stock options were granted to or exercised by any of the individuals named in the Summary Compensation Table. Messrs. Latiolais, Noble and Ruddy hold options to purchase 40,000, 35,000 and 15,000 shares, respectively, which are exercisable at prices ranging from $4.80 to $9.75 per share. Based on the closing price of the Company's Common Stock on the American Stock Exchange on December 31, 1994 ($7.12 per share), the value at that date of in-the-money options was $23,200 for each of Messrs. Latiolais and Noble and $34,800 for Mr. Ruddy. Mr. Adair currently is not eligible to participate in any long term incentive plans or programs based on the Company's Common Stock. See "Certain Relationships and Related Transactions."

REPORT OF THE COMPENSATION COMMITTEE

   In December 1993, the Compensation Committee of the Board of Directors of the Company adopted the Executive Annual Cash Incentive Plan.

   COMPENSATION OBJECTIVES. The principal objective of the Company's Executive Annual Cash Incentive Plan is to provide a competitive executive-level total remuneration package which will:

   . enable the Company to successfully recruit and retain key executives who have the competence, vision, and leadership to achieve the Company's operational and strategic objectives;

   .  link executive rewards to increases in shareholder value;

   . reward executives who demonstrate initiative, perform successfully, and assume accountability; and

   .  reinforce the Company's culture of cooperation among executives.

To these ends, it is the policy of the Company that executives' base salary should be at or above the market average; that annual "target" incentive plan opportunities should be above the market average for achievement of "stretch" objectives; and that benefits and perquisites should reflect competitive standards in the industry and applicable geographic areas.

   COMPONENTS OF THE COMPANY'S EXECUTIVE COMPENSATION. The Compensation Committee believes that the Company's executive compensation program should be composed of three basic components, namely a fixed component which is the executive officer's base salary, and two performance-based components, one being a cash productivity bonus and the other being long-term performance awards based on the Company's Common Stock.

   Base Salary. Based on a survey of manufacturing companies with revenues comparable to those of the Company, consideration of job responsibility, experience and performance, eligibility to participate in stock-based incentive programs, factors contributing to the Company's recent overall performance, and such other factors and considerations as the Compensation Committee deems appropriate, it is believed that the Chief Executive Officer of the Company should have a base salary near the midpoint of that position's base salary range shown in the survey. Accordingly, the Compensation Committee authorized for 1994 a base salary for the Company's Chief Executive Officer of $230,000, an increase of $28,000 or approximately 14% from his base salary in 1993. Base salaries for the Company's other executive officers for 1994 were authorized at levels which are slightly above or below the midpoint of their respective positions' base salary ranges reflected in the Company's survey. The Compensation Committee does not expect to consider or adjust base salary levels other than on an annual basis.

   Cash Productivity Bonuses. During 1994, in accordance with the Executive Annual Cash Incentive Plan, each participant, in addition to his base salary, had the opportunity to earn a special target incentive award. Each participant's target incentive is equal to a specified percentage of his base salary ranging from 10% to 60%, depending on the individual's performance in achieving his specific objectives. These objectives were established by the Compensation Committee at the beginning of 1994, and were weighed based on the Compensation Committee's determination as to the relative importance of each objective. The plan requires that the Company achieve a minimum level of profits for each plan year (for 1994, 70% of budgeted profits) in order for earned incentive awards for the plan year to be paid to participants. In December 1994, the Compensation Committee evaluated each participant in terms of his success in achieving each of his plan objectives and his cash productivity bonus was paid accordingly.

   In evaluating the cash productivity bonus for the Chief Executive Officer of the Company for 1994, the Compensation Committee placed most of its emphasis on the performance objectives which were set earlier in the year. The objectives focused primarily on 1994 earnings and stock performance, but also included execution of the Company's marketing plan. Although earnings were down in 1994 from the previous year, the Company did make significant progress in preparing for its entry into the residential shingle market and in expanding its sales geographically. In accordance with the compensation philosophy and process described above, the Compensation Committee approved a cash productivity bonus of $71,506 (compared with $86,000 paid in 1993) for the Chief Executive Officer.

   Long Term Incentive Plan. At the 1994 Annual Meeting, shareholders approved the adoption of the 1994 Long Term Incentive Plan. This plan gives the Compensation Committee wide discretion in designing and implementing stock-based incentive awards to the Company's executive officers and other key employees.
To date, no awards have been granted under the new plan, and while the Compensation Committee has not yet established any formal performance measures or criteria, it is expected that many, if not most, of the awards made under the new plan will be based upon such factors as targeted increases in shareholders' equity, cash flow, return on equity, return on assets and share price. The Compensation Committee may also select different performance measures for different performance periods and will have the discretion to adjust performance measures in any year during a performance period if, in the Compensation Committee's judgment, such performance measures have been affected by special factors, such as material changes in accounting policies or practices, material acquisitions or dispositions of property or other unusual and nonrecurring matters. The Compensation Committee similarly will report annually on the specific considerations given to the granting of other types of awards under the new plan.

   LIMIT ON DEDUCTIBILITY OF COMPENSATION. Because of the Company's current compensation levels, the Compensation Committee has not addressed the Internal Revenue Code provisions that limit deductibility for federal income tax purposes of annual compensation in excess of $1.0 million for certain executive officers. There is an exception to this limit for certain performance-based compensation resulting from the achievement of performance goals that have been previously approved by shareholders. While the Compensation Committee does not anticipate that aggregate compensation by the Company to any of its executive officers will exceed the deductibility limit, it may in the future submit specific performance goals for shareholder approval in order to ensure that cash productivity bonuses and/or awards under the 1994 Long Term Incentive Plan or the Executive Annual Cash Incentive Plan qualify for the performance-based exception.


                                       Austin W. Gonsoulin
                                       Albert E. Brammer
                                       Richard Earl Purkey, Sr.

PERFORMANCE GRAPH

   The following table shows a comparison of five year cumulative total return to shareholders for the Company, Standard & Poor's 500 Stock Index and Standard & Poor's Building Materials Group Index.

                                            Indexed returns
                                             Years Ending
      Company/Index        Dec89   Dec90    Dec91    Dec92    Dec93    Dec94
============================================================================
S&P 500 INDEX               100    96.90    126.42   136.05   149.76   151.74
U S INTEC INC.              100    91.43     71.43    88.57   151.43   162.86
BUILDING MATERIALS GROUP    100    74.77    107.02   136.90   169.63   125.04

*  Assumes $100 invested on January 1, 1990.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Pursuant to a Debt Restructuring and Non-Competition Agreement dated as of September 28, 1990, as amended December 31, 1993 (the "Debt Restructuring Agreement"), the Company holds Mr. Adair's secured promissory note in the principal amount of $2,803,000. The note was originally issued in substitution for, and in rearrangement and in extension of, certain secured promissory notes of Mr. Adair purchased by the Company in September 1990 from two banking institutions and a note previously issued by Mr. Adair to the Company. Mr. Adair's note is secured by, among other collateral, 814,521 shares of the Company's Common Stock (constituting all of such stock owned by Mr. Adair). The note bears interest at the rate paid by the Company for funds borrowed under its senior credit facility and matures on December 31, 1996. Interest is payable quarterly. The note is prepayable at any time without penalty.

   In consideration of the foregoing financial accommodations, Mr. Adair has provided the Company with a comprehensive covenant not to compete which extends until the latter of (a) the third anniversary of the termination of Mr. Adair's employment as an executive officer of the Company or (b) repayment of the note; provided that if Mr. Adair's employment as an executive officer of the Company is terminated unilaterally by the Company without "cause", the covenant not to compete will expire upon repayment of the note. Mr. Adair will be deemed to have been terminated unilaterally by the Company without "cause" if he elects to resign from the Company within 90 days following a change in control of the Company. A change in control of the Company includes Mr. Adair's removal or replacement as the Company's Chief Executive Officer. Mr. Adair has agreed that in the event the Company elects to raise capital through an underwritten public offering of its Common Stock prior to maturity of the note, he will sell in such public offering a sufficient number of pledged shares in order to enable him to prepay the note in full. Mr. Adair has also agreed that until the note is paid in full, he will not be eligible to participate in any long term incentive plans or programs based on the Company's Common Stock.

   The terms of Mr. Adair's note to the Company and the Debt Restructuring Agreement were approved by the disinterested directors of the Company based upon their determination, among others, that the Company and its remaining shareholders would sustain substantial, and perhaps irreparable, harm if Mr. Adair should lose the incentives represented by his equity interest in the Company as a result of foreclosures on the collateral securing the notes held by the two banking institutions. Such disinterested directors determined further that dispositions of the Company's shares securing Mr. Adair's notes upon foreclosure would have been materially adverse to the interests of the Company and its remaining shareholders.


                            INDEPENDENT ACCOUNTANTS

   Ernst & Young is the Company's independent accountant. A representative of Ernst & Young is expected to attend the Annual Meeting and will be available to make a statement if he desires to do so and to respond to appropriate questions which shareholders may wish to address to him.

                         PROPOSALS BY SECURITY HOLDERS

   Any shareholder wishing to present a proposal for consideration at the 1996 Annual Meeting of Shareholders must submit the proposal so that it will be received by the Company at its principal executive offices at the address set forth on the cover page of this Proxy Statement, marked to the attention of the Secretary of the Company, on or before December 8, 1995.


                                 ANNUAL REPORT

   The Annual Report to Shareholders, including financial statements for the year ended December 31, 1994, accompanies this Proxy Statement and the other proxy material being mailed to all shareholders. The Annual Report to Shareholders is not a part of the proxy soliciting material.



                                 OTHER BUSINESS

   Management does not know of any other business to be acted upon at the Annual Meeting, and so far as it is known to management, no matters are to be brought before the Annual Meeting, except as specified in the notice thereof. However, if any other business should come before the Annual Meeting, it is intended that proxies, in the accompanying form, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.


April 18, 1995

1. Election of Directors                       FOR all nominees [_]
                                               listed below

   WITHHOLD AUTHORITY to vote [_]              *EXCEPTIONS      [_]
   for all nominees listed below

Nominees: Danny J. Adair, Albert E. Brammer, Austin W. Gonsoulin, Robert G. Hoag, Ken D. Latiolais, S. Craig Noble, Richard Earl Purkey, Sr., and
J. Roane Ruddy

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
           --------------------------------------------------------------------

2. With discretionary authority on any other matter which may come before the meeting, all as set forth in the accompanying Proxy Statement.

                                                      Address Change   [_]
                                                      and/or Comments

                                   Please sign exactly as name appears at left.
                                   Joint owners should each sign. Executors, Administrators, Trustees, etc. should give their full title. Corporations should sign in full corporate name by authorized officer.

                                   Dated                                  , 1995
                                        ----------------------------------

                                   ---------------------------------------------

                                   ---------------------------------------------

PLEASE SIGN, DATE AND RETURN THIS PROXY         Votes must be indicated    [_]
PROMPTLY USING THE ENCLOSED ENVELOPE.           (X) in Black or Blue ink.





PROXY                          U.S. INTEC, INC.                            PROXY
                               1212 Brai Drive
                           Port Arthur, Texas 77643

                        ANNUAL MEETING -- MAY 19, 1995
                   THIS PROXY IS SOLICITED ON BEHALF OF THE
                    BOARD OF DIRECTORS OF U.S. INTEC, INC.

     The undersigned hereby appoints Danny J. Adair, Ken D. Latiolais, and
S. Craig Noble and each of them, the undersigned attorneys-in-fact and proxies, any one of whom may act without the joinder of the others, and each with full power of substitution, to vote all shares of Common Stock of U.S. Intec, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of U.S. Intec, Inc. to be held on May 19, 1995, or at any adjournments thereof.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated April 18, 1995, and the 1994 Annual Report to Shareholders of U.S. Intec, Inc.

     ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

                                    (Continued, and to be signed, on other side)

                                    U.S. INTEC, INC.
                                    P.O. BOX 11883
                                    NEW YORK, N.Y. 10203-0883